                                   Exhibit 99
                                   ----------

                      News Release dated February 14, 2003,
                containing certain selected underwriting results
                         of The Progressive Corporation
                          for the month of January 2003

PROGRESSIVE                                                                NEWS
                                                                        RELEASE



--------------------------------------------------------------------------------

The Progressive Corporation                                     COMPANY CONTACT:
6300 Wilson Mills Road                                            Thomas A. King
Mayfield Village, Ohio  44143                                     (440) 395-2260
http://www.progressive.com
--------------------------------------------------------------------------------

                              FOR IMMEDIATE RELEASE

MAYFIELD VILLAGE, OHIO - February 14, 2003 -- The Progressive Corporation today reported that for January 2003, the Company produced a GAAP combined ratio of
86.7. Net premiums written increased 32% to $992.5 million for the month, compared to $751.3 million last year. Net premiums earned for the month increased 32% to $967.4 million, compared to $735.6 million last year.

        Progressive's Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive's Commercial Auto business unit writes primary liability, physical damage and other auto-related insurance for automobiles and trucks owned by small businesses. The Company's other businesses primarily include writing lenders' collateral protection and directors' and officers' liability insurance and providing insurance-related services, primarily processing business for Commercial Auto Insurance Procedures
(CAIP), which are state supervised plans serving the involuntary market. See "Supplemental Information" for January's results.

        The Progressive group of insurance companies ranks fourth in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.

                           The Progressive Corporation
                            Supplemental Information
                                  January 2003
                            ($ in million)(unaudited)

                                                                             Current Month
                                      ---------------------------------------------------------------------------------------------
                                                 Personal Lines                   Commercial
                                      -------------------------------------          Auto            Other          Companywide
                                        Agent        Direct       Total            Business        Businesses          Total
                                        -----        ------       -----            ---------       ----------          -----
Net Premiums Written                   $604.3        $273.9      $878.2            $108.0             $6.3            $992.5
% Growth in NPW                            31%           33%         31%               50%            (44)%               32%
Premiums Earned                        $596.1        $262.9      $859.0            $102.1             $6.3            $967.4
% Growth in Premiums Earned                28%           36%         30%               58%            (43)%               32%

Loss/LAE Ratio                           68.4          66.3        67.8              61.3             75.9              67.1
Expense Ratio                            19.4          19.6        19.4              19.5             43.8              19.6
Combined Ratio                           87.8          85.9        87.2              80.8            119.7              86.7

Actuarial Adjustments(a) -               $3.4           $.5        $3.9                $0               $0              $3.9
     Favorable (Unfavorable)

                                                   January 31,   January 31,
Policies in Force                                         2003          2002               Change
  (in thousands)                                          ----          ----               ------
             Agent - Auto                                3,449         2,807                  23%
             Direct - Auto                               1,576         1,248                  26%
             Other Personal Lines(b)                     1,652         1,391                  19%
                                                         -----         -----
      Total Personal Lines                               6,677         5,446                  23%
                                                         -----         -----
      Commercial Auto Business                             292           212                  38%
                                                           ---           ---





(a)Represents adjustments solely based on the Company's corporate actuarial review. Prior accident years development will continue to be reported on a quarterly basis only.

(b) Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.